Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198357, No. 333-207131, No. 333-220808, No. 333-222663 and No. 333-226037) and Form S-3 (No. 333-195783, No. 333-218517 and No. 333-220807) of Ekso Bionics Holdings, Inc. of our reports dated February 28, 2019, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of internal control over financial reporting of Ekso Bionics Holdings, Inc. which appear in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California
February 28, 2019